As filed with the Securities and Exchange Commission on May 10, 2007

Registration No. 333-138090

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Smithfield Foods, Inc.

(Exact Name of Registrant as Specified in its Charter)

Virginia	52-0845861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

200 Commerce Street

Smithfield, Virginia 23430

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

PSF Group Holdings, Inc. 1999 Equity Incentive Plan

Premium Standard Farms, Inc. 2005 Long Term Incentive Plan

(Full Title of the Plan)

Michael H. Cole, Esq.

Vice President, Chief Legal Officer & Secretary

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3030

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

This Post–Effective Amendment No. 1 covers shares of the Registrant’s common stock originally registered on its Registration Statement on Form S–4 (File No. 333-138090), to which this is an amendment. The registration fees in respect of such shares of common stock were paid at the time of the original filing of such Registration Statement on Form S–4.

This Post–Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rule 464 thereunder.

INTRODUCTORY STATEMENT

Smithfield Foods, Inc., a Virginia corporation (“Smithfield” or the “Registrant”), hereby amends its Registration Statement on Form S–4, Registration No. 333–138090 (the “Form S–4”) by filing this Post–Effective Amendment No. 1 on Form S–8 (this “Post–Effective Amendment No. 1”). Smithfield filed the Form S–4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of September 17, 2006 (the “Merger Agreement”), by and among Smithfield, KC2 Merger Sub, Inc. and Premium Standard Farms, Inc. (“PSF”).

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger all options to acquire shares of common stock, par value $0.01 per share, of PSF (“PSF Common Stock”) issued pursuant to the terms of the PSF Group Holdings, Inc. 1999 Equity Incentive Plan and the Premium Standard Farms, Inc. 2005 Long Term Incentive Plan (collectively, the “Plans”) were converted into corresponding options to acquire shares of common stock, par value $0.50 per share, of Smithfield (“Smithfield Common Stock”) based on the special option exchange ratio set forth in the Merger Agreement.

Smithfield hereby amends the Form S–4 by filing this Post–Effective Amendment No. 1 relating to up to 59,534 and 259,800 shares of Smithfield Common Stock issuable upon the exercise of options granted pursuant to the terms of PSF Group Holdings, Inc. 1999 Equity Incentive Plan and the Premium Standard Farm, Inc. 2005 Long Term Incentive Plan, respectively. All such shares were previously registered on the Form S–4 but will be subject to issuance pursuant to this Post–Effective Amendment No. 1.

PART I

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the plan covered by the registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the”Commission”):

(1)	Annual Report on Form 10-K for the fiscal year ended April 30, 2006;

(2)	Quarterly reports on Form 10-Q for the quarterly periods ended July 30, 2006, October 29, 2006, and January 28, 2007;

(3)	Current Reports on Form 8-K filed on June 15, 2006, June 20, 2006, June 30, 2006, August 4, 2006, August 10, 2006, August 28, 2006, September 6, 2006, September 18, 2006, September 20, 2006, October 5, 2006, October 24, 2006, November 7, 2006, November 30, 2006, February 7, 2007, February 15, 2007, February 23, 2007 and May 7, 2007 (other than portions of those documents not deemed to be filed); and

(4)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A and the description of the Rights contained in the Registrant’s Registration Statement on Form 8-A, each filed on May 30, 2001 under Section 12(b) of the Securities Exchange Act of 1934, including any amendments to such Registration Statements hereafter filed.

All reports and other documents filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Articles of Incorporation (the “Articles”) of the Registrant, the liability of officers and directors to the Registrant is eliminated to the fullest extent permitted by Virginia law. Under Virginia law, the liability of an officer or director cannot be limited or eliminated if the officer or director engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

To the fullest extent permitted by Virginia law, the Articles require the Registrant to indemnify any director or officer who is, was or is threatened to be made a party to any proceeding because he or she is or was a director or officer of the Registrant, or because he or she is or was serving the Registrant or any other legal entity in any capacity at the request of the Registrant while a director or officer of the Registrant, against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Articles, “proceeding” is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of the Registrant. Similarly, “liability” is defined to include not only judgments, but also settlements, penalties, fines and certain excise taxes. The Articles also provide that the Registrant may, but is not obligated to, indemnify its other employees or agents. The indemnification provisions also require the Registrant to pay reasonable expenses incurred by a director or officer of the Registrant in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay the Registrant if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

The rights of indemnification provided in the Articles are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Articles authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, whether or not the Registrant would have the power to provide indemnification to such person, to protect any such person against any liability arising from his or her service to the Registrant or any other legal entity at the request of the Registrant.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

See Exhibit Index following signatures.

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Smithfield, Virginia, on May 10, 2007.

SMITHFIELD FOODS, INC.

By:	/s/ C. Larry Pope
C. Larry Pope
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints C. Larry Pope and Michael H. Cole, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments and post-effective amendments to this Registration Statement, and generally to do all things in their name in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title	Date
/s/ Joseph W. Luter, III	Chairman of the Board of Directors	May 10, 2007
Joseph W. Luter, III

/s/ C. Larry Pope	President and Chief Executive Officer; Director	May 10, 2007
C. Larry Pope	(Principal Executive Officer)

/s/ Robert W. Manly	Executive Vice President and Chief	May 10, 2007
Robert W. Manly	Financial Officer (Principal Financial Officer)

/s/ Jeffrey A. Deel	Corporate Controller (Principal Accounting Officer)	May 10, 2007
Jeffrey A. Deel

/s/ Wendell H. Murphy	Director	May 10, 2007
Wendell H. Murphy

/s/ Ray A. Goldberg	Director	May 10, 2007
Ray A. Goldberg

/s/ John T. Schwieters	Director	May 10, 2007
John T. Schwieters

/s/ Melvin O. Wright	Director	May 10, 2007
Melvin O. Wright

/s/ Robert L. Burrus, Jr.	Director	May 10, 2007
Robert L. Burrus, Jr.

/s/ Hon. Carol T. Crawford	Director	May 10, 2007
Hon. Carol T. Crawford

/s/ Frank S. Royal, M.D.	Director	May 10, 2007
Frank S. Royal, M.D.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of McGuire Woods LLP regarding legality of common stock being registered.

23.1	Consent of McGuire Woods LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Smithfield Foods, Inc.

24	Power of Attorney (included herein).